Exhibit 99.1
LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,379	$179,704
Receivables, net	527,924	591,445
Inventories	458,957	453,135
Prepaid expenses	29,395	333,023
Other current assets	49,311	81,075

Total current assets	1,100,966	1,638,382

Investments	289,646	263,786
Property, plant and equipment, net	656,049	668,650
Goodwill, net	319,032	327,059
Other intangibles, net	94,041	96,767
Other assets	109,110	100,414

Total assets	$2,568,844	$3,095,058

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$124,598	$76,465
Current portion of long-term debt and obligations under capital lease	12,323	23,921
Accounts payable	458,953	976,959
Accrued expenses	221,465	265,924
Patronage refunds and other member equities payable	12,144	29,622

Total current liabilities	829,483	1,372,891

Long-term debt and obligations under capital lease	632,704	646,802
Employee benefits and other liabilities	175,965	165,796
Minority interests	8,673	6,012
Equities:
Capital stock	1,874	1,967
Member equities	911,234	893,518
Accumulated other comprehensive loss	(74,415)	(75,163)
Retained earnings	83,326	83,235

Total equities	922,019	903,557

Commitments and contingencies	—	—

Total liabilities and equities	$2,568,844	$3,095,058

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
Cash flows from operating activities:
Net earnings	$44,167	$130,581
Earnings from discontinued operations, net of income taxes	—	(2,031)
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	71,271	74,539
Amortization of deferred financing costs	1,759	5,768
Bad debt expense	1,983	1,122
Proceeds from patronage revolvement received	4,961	3,428
Non-cash patronage income	(1,138)	(958)
Deferred income tax expense	2,252	5,183
Decrease in other assets	2,026	8,000
(Decrease) increase in other liabilities	(2,487)	3,025
Restructuring and impairment charges	19,397	1,024
Gain on divestiture of businesses	(8,063)	—
Gain on sale of investments	(7,736)	(102,446)
Equity in earnings of affiliated companies	(27,346)	(42,071)
Dividends from affiliated companies	3,952	5,038
Minority interests	1,127	959
Other	(3,222)	(5,849)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	132,178	32,963
Inventories	(6,217)	(70,112)
Other current assets	296,602	256,076
Accounts payable	(518,441)	(376,568)
Accrued expenses	29,342	58,560

Net cash provided (used) by operating activities	36,367	(13,769)

Cash flows from investing activities:
Additions to property, plant and equipment	(50,658)	(44,465)
Acquisitions	(84,187)	(42,892)
Payments for investments	(4,025)	(4,893)
Net proceeds from divestiture of businesses	37,220	2,635
Proceeds from sale of investments	8,819	316,448
Proceeds from sale of property, plant and equipment	1,248	17,942
Other	6,908	20,706

Net cash (used) provided by investing activities	(84,675)	265,481

Cash flows from financing activities:
Decrease in short-term debt, net	(32,244)	(203)
Proceeds from issuance of long-term debt	10,004	1,751
Principal payments on long-term debt and capital lease obligations	(35,286)	(227,124)
Payments for redemption of member equities	(43,193)	(33,897)
Other	5,051	(279)

Net cash used by financing activities	(95,668)	(259,752)
Net cash (used) provided by operating activities of discontinued operations (revised)	(349)	3,942
Net cash provided by investing activities of discontinued operations (revised)	—	42,135

Net (decrease) increase in cash and cash equivalents	(144,325)	38,037

Cash and cash equivalents at beginning of the period	179,704	73,136

Cash and cash equivalents at end of the period	$35,379	$111,173